Exhibit 3.2

AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RIGNET, INC.

RigNet, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that:

1. That the name of the corporation is RigNet, Inc. The date of the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 6, 2004 (the “Original Certificate”) and was amended and restated by an Amendment to Amended and Restated Certificate of Incorporation filed on December 17, 2010 (the “Amended and Restated Certificate”).

2. That the Board of Directors duly adopted resolutions proposing to amend the Amended and Restated Certificate, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit approval of the stockholders thereof, which resolutions set forth the proposed amendment as follows:

Section 6 of Article 6 of the Amended and Restated Certificate is deleted in its entirety and is replaced in its entirety as follows:

6. Any director may be removed from the Board of Directors by the Stockholders of the Corporation with or without cause by the affirmative vote of the holders of at least a majority of total voting power of all classes of the then outstanding capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”)

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3. That the foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4. That this Amendment to the Amended and Restated Certificate, which amends the provisions of this Corporation’s Amended and Restated Certificate, has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Certificate has been executed by a duly authorized officer of this corporation on this 18th day of May, 2016.

/s/ Shelley Buchman
Name: Shelly Buchman
Title Corporate Secretary